UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 18, 2011
Crestwood Midstream Partners LP
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33631 (Commission File Number)	56-2639586 (I.R.S. Employer Identification No.)

717 Texas Avenue Suite 3150 Houston, TX (Address of Principal Executive Offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (832) 519-2200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 3.02. Unregistered Sales of Equity Securities.
Item 7.01 Regulation FD Disclosure
Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
Exhibit Index
EX-2.1
EX-10.1
EX-99.1
EX-99.2

Item 1.01. Entry into a Material Definitive Agreement.
Frontier Purchase and Sale Agreement
     On February 18, 2011, Crestwood Midstream Partners LP (the “Partnership ”), entered into a Purchase and Sale Agreement (the “Frontier Purchase and Sale Agreement ”) with Frontier Gas Services, LLC, a Delaware limited liability company (“Frontier”), pursuant to which the Partnership agreed to acquire midstream assets in the Fayetteville Shale and the Granite Wash plays (the “Frontier Assets”), for a purchase price of approximately $338 million, with an additional $15 million to be paid to Frontier if certain operational objectives are met within six-months of the closing date (the “Frontier Acquisition ”). The final purchase price is payable in cash, and the Partnership expects to finance the purchase through a combination of equity and debt as described below.
     Frontier, headquartered in Tulsa, Oklahoma, is a privately held midstream energy services company engaged in the gathering, compression, processing, treating and marketing of natural gas and natural gas liquids.
     Under the Frontier Purchase and Sale Agreement, until the first anniversary of closing, Frontier will indemnify the Partnership for (i) breaches of representations and warranties of Frontier under the Frontier Purchase and Sale Agreement, (ii) failure to perform covenants or obligations under the Frontier Purchase and Sale Agreement, and (iii) claims made by non-affiliate third parties related to retained liabilities of Frontier.
     The Frontier Purchase and Sale Agreement contains customary representations and warranties and covenants, but does not provide any indemnities other than those described above. Consummation of the Frontier Acquisition is subject to customary closing conditions. There can be no assurance that these closing conditions will be satisfied. The Partnership expects to close the Frontier Acquisition in the second quarter of 2011.
     The foregoing description of the Frontier Purchase and Sale Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Frontier Purchase and Sale Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Unit Purchase Agreement
     Class C Unit Purchase Agreement. On February 18, 2011, the Partnership entered into a Class C Unit Purchase Agreement (the “Class C Unit Purchase Agreement ”) with the purchasers named therein (the “Class C Unit Purchasers”) to sell approximately 6.2 million Class C Units in a private placement. The negotiated purchase price for the Class C Units is $24.50 per unit, resulting in gross proceeds to the Partnership of approximately $153 million. If the closing of the private placement is after the record date for the Partnership’s first quarter 2011 distribution in respect of its Common Units, the price per Class C Unit will be reduced by such distribution, but the total purchase price will remain $153 million, and the number of Class C Units issued will be increased accordingly. The Partnership intends to use the net proceeds from the private placement to fund a portion of the purchase price for the Frontier Acquisition. The private placement of the Class C Units pursuant to the Class C Unit Purchase Agreement is being made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) and Regulation D thereof.
     The closing of the private placement is subject to certain conditions including (i) the closing of the Frontier Acquisition, (ii) the receipt of, or binding commitments to fund the Frontier Acquisition through (A) equity proceeds of not less than $150 million pursuant to the Class C Unit Purchase Agreement, and (B) debt financing of not less than $185 million from the issuance or incurrence of (x) borrowings under the Partnership’s credit facility, (y) borrowings under a bridge facility, and/or (z) senior unsecured notes, senior subordinated notes and/or other debt securities, with the weighted average total effective yield for the aggregate of all debt in this item (ii)(B) to be no more than 8.75%, (iii) the adoption of an amendment (the “Amendment”) to the Partnership’s Second Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”) to establish the terms of the Class C Units, (iv) NYSE approval for listing of the Common Units to be issued upon conversion of the Class C Units, and (v) the Partnership shall have filed with the Securities and Exchange Commission (the “Commission”) its annual report on Form 10-K for the year ended December 31, 2010.
     Pursuant to the Class C Unit Purchase Agreement, the Partnership agreed to indemnify the Class C Unit Purchasers and their respective officers, directors and other representatives against certain losses resulting from any breach of the Partnership’s representations, warranties or covenants contained therein. The Class C Unit Purchase Agreement will terminate automatically if the closing does not occur on or before May 18, 2011 or if the Frontier Purchase and Sale Agreement is terminated.
     Amendment to Partnership Agreement. As mentioned above, as a condition to closing the Class C Unit Purchase Agreement, the Partnership is required to amend its Partnership Agreement to establish the terms of the Class C Units. The Amendment provides that each Class C Unit will have the right to share in the distributions of the Partnership on a pro rata basis with the Partnership’s Common Units. All or any portion of each distribution payable in respect of the Class C Units (the “Class C Unit Distribution”) may, at the election of the Partnership, be paid in Class C Units (each Class C Unit that may be issued by the Partnership in lieu of a cash distribution being referred to herein as a “PIK Unit”) as further described in the Amendment. In addition, to the extent any portion of the Class C Unit Distribution is paid in PIK Units for any quarter (as described in the Amendment), a corresponding portion of incentive distributions for such quarter shall likewise be payable to the holders of incentive distribution rights (including the general partner of the Partnership) in PIK Units.
     The Form of Amendment is attached as Exhibit C to the Class C Unit Purchase Agreement.
     Registration Rights Agreement. In connection to the Class C Unit Purchase Agreement, the Partnership has agreed to enter into a registration rights agreement with the Class C Unit Purchasers (the “Registration Rights Agreement”, the form of which is attached as Exhibit A to the Class C Unit Purchase Agreement). Pursuant to the Registration Rights Agreement, upon request of a Class C Unit holder, the Partnership will be required to file a resale registration statement (the “Resale Registration Statement”) to register (i) the Class C Units issued pursuant to the Class C Unit Purchase Agreement, (ii) the Common Units issuable upon conversion of the Class C Units issued, (iii) any Class C Units issued in respect of the Class C Units as a distribution in kind in lieu of cash distributions and (iv) any Class C Units issued as liquidated damages under the Registration Rights Agreement, as soon as practicable after such request. The Partnership will use commercially reasonable efforts to cause the Resale Registration Statement to become effective within 90 days of the date the Resale Registration Statement is initially filed. In addition, holders of Common Units issued upon conversion of the Class C Units will receive piggyback registration rights under certain circumstances. These registration rights will be transferable to affiliates of the Class C Unit holders and, in certain circumstances, to third parties.
     If the Resale Registration Statement has not been declared effective within 90 days of when the registration statement is initially filed (the “Target Effective Date”), then the Partnership will be required to pay liquidated damages equal to (A) 0.25% times (B) the product of (x) the Class C Unit Price times (y) the number of Class C Units issued pursuant to the Class C Unit Purchase Agreement or the number of Common Units into which such Class C Units may have been converted, as applicable, (such product of (x) and (y) being the “Liquidated Damages Multiplier”) per 30-day period for the first 60 days following the 90th day after the Target Effective Date. This amount will increase by an additional 0.25% of the Liquidated Damages Multiplier per 30-day period for each subsequent 60 days, up to a maximum of 1.0% of the Liquidated Damages Multiplier per 30-day period. The aggregate amount of liquidated damages the Partnership will be required to pay will not exceed 5.0% of the Liquidated Damages Multiplier. If, during the period beginning six months after the consummation of the Frontier Acquisition and ending one year after the consummation of the Frontier Acquisition, the Partnership fails to comply with certain requirements of the Commission and such failure causes a holder of the Class C Units to be prohibited from selling the Class C Units held by such Class C Unit holder under Rule 144 under the Securities Act for more than 20 days in the aggregate, then the Partnership shall pay to each such holder (to the extent such holders Class C Units are not otherwise included on a Resale Registration Statement pursuant to the terms of the Registration Rights Agreement) an amount equal to 0.25% times the Liquidated Damages Multiplier for each 30 days in excess of such 20 days during which such holder is unable to sell its Class C Units, with such payment amount increasing by an additional amount equal to 0.25% times the Liquidated Damages Multiplier per additional 30 days up to a maximum of 1% times the Liquidated Damages Multiplier; provided, that the aggregate amount of Liquidated Damages payable by the Partnership per Class C Unit may not exceed 5.0% of the Class C Unit price. Liquidated damages must be paid in cash, except in certain limited circumstances, described in the Registration Rights Agreement, when it can be paid in Class C Units.
     The foregoing description of the Class C Unit Purchase Agreement, together with the Amendment and Registration Rights Agreement, is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Unit Purchase Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Bridge Commitment
     In connection with the proposed Frontier Acquisition, the Partnership obtained a commitment from UBS Loan Finance LLC, UBS Securities LLC, BNP Paribas, BNP Paribas Securities Corp., Royal Bank of Canada, RBC Capital Markets, RBS Securities Inc. and the Royal Bank of Scotland plc for senior unsecured bridge loans in an aggregate amount up to $200 million (the “Bridge Loans”). The commitment will expire upon the earliest to occur of (i) the termination of the Frontier Purchase and Sale Agreement in accordance with its own terms or (ii) 90 days after February 18, 2011.
Item 3.02. Unregistered Sales of Equity Securities.
     The information set forth under Item 1.01. above under the heading “Unit Purchase Agreement” is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure
     On February 18, 2011, the Partnership issued a press release announcing the Frontier Acquisition. A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference. The Partnership is also furnishing slides that accompany an investor presentation that will be made during a conference call that the Partnership will host on Tuesday, February 22, 2011, at 9:00 a.m. Central Time. The investor presentation is furnished and attached as Exhibit 99.2 hereto and is incorporated herein by reference. To access the live Webcast of the call, go to the Investor Relations section of Crestwood LP’s internet site at www.crestwoodlp.com 10 minutes prior to its start. Interested parties may participate in the call by dialing 877-419-6591 and entering passcode 5519843. A replay will be archived and available at this link for 30 days, and the replay may also be accessed by dialing 888-203-1112 and entering passcode 5519843.
     Without limiting the generality of the foregoing, the “Forward-Looking Statements” disclosure contained in both press release and in the investor presentation is incorporated by reference into this Item 7.01. The information contained in this Item 7.01 and the accompanying Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information is not incorporated by reference into any registration statements or other document filed under the Securities Act or the Exchange Act, regardless of the general incorporation language contained in such filing, except as shall be expressly set forth by specific reference to this filing.
Item 8.01. Other Events.
Frontier Acquisition
     References in this Item 8.01. to “we”, “our”, “us” or like terms refer to the Partnership and its subsidiaries.
     Substantially all of the information presented below regarding the Frontier Assets is based on information provided to us by Frontier in connection with our acquisition of the Frontier Assets.
     Description of the Frontier Assets.
     The Frontier Fayetteville assets consist of approximately 127 miles of high pressure and low pressure gathering pipelines with capacity of approximately 510 million cubic feet per day (“MMcf/d”), treating capacity of approximately 165 MMcf/d and approximately 35,000 hp of compression. The Fayetteville systems interconnect with multiple interstate pipelines which serve the Fayetteville Shale and are supported by long-term, fixed-fee contracts with blue chip producers who have dedicated approximately 100,000 acres in the core of the Fayetteville Shale to Frontier.
     The Frontier Granite Wash assets currently consist of a 28 mile pipeline system and a 36 MMcf/d cryogenic processing plant in the Texas Panhandle. The Granite Wash area has emerged as a highly economic liquids-rich natural gas play with active drilling programs by area producers. The Granite Wash assets are supported by long-term contracts with producers which have substantial Texas Panhandle area drilling programs underway. Crestwood LP plans to install a second processing plant with 60 MMcf/d of capacity that is expected to be in service by the end of 2011 to provide additional capacity to support growth in volumes from this region.
     Acquisition Financing. We expect to finance the Frontier Acquisition through a combination of debt and equity issuances, including a private placement of Class C Units. If we are unable to consummate our private placement of Class C Units or issuance of term indebtedness and/or we elect not to fund a portion of the purchase price with cash on hand or borrowings under our revolving credit facility, we would expect to fund a portion of the purchase price with the Bridge Loans and we would be required to find alternate sources of financing, including sales of assets, for the balance of such purchase price.
     Risk Factors.
     Our pending acquisition of Frontier may not be consummated.
     Our pending acquisition of Frontier is expected to close in the second quarter of 2011 and is subject to customary closing conditions and regulatory approvals. If these conditions and regulatory approvals are not satisfied or waived, the acquisition will not be consummated. If the closing of the acquisition is substantially delayed or does not occur at all, or if the terms of the acquisition are required to be modified substantially due to regulatory concerns, we may not realize the anticipated benefits of the acquisition fully or at all. Certain of the conditions remaining to be satisfied include:
•	timely approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) for the transaction contemplated by the Frontier Purchase and Sale Agreement;

•	the continued accuracy of the representations and warranties contained in the Frontier Purchase and Sale Agreement;

•	the performance by each party of its obligations under the Frontier Purchase and Sale Agreement; and

•	the absence of any injunction, decree or other order from any governmental authority enjoining or prohibiting, or of any law being enacted which would prohibit, the consummation of the transactions contemplated in the Frontier Purchase and Sale Agreement.
     In addition, the Frontier Purchase and Sale Agreement may be terminated by mutual agreement of the parties or by either Frontier or the Partnership (i) if the acquisition has not closed on or before May 18, 2011(the “Termination Date”), (ii) if approval of the transactions contemplated by the Frontier Purchase and Sale Agreement under the HSR Act is required and is not obtained prior to 75 days after February 18, 2011, (iii) if the other party has breached its obligations under the Frontier Purchase and Sale Agreement, which breaches have not been cured in 30 days, (iv) if any order permanently prohibiting the consummation of the transactions contemplated thereby has become final and non-appealable, or (v) by mutual agreement of Frontier and the Partnership in writing. The

Bridge Loans commitment expires upon the earliest to occur of (i) the termination of the Frontier Purchase and Sale Agreement in accordance with its own terms or (ii) 90 days after February 18, 2011.
The closing of the Frontier Acquisition is not subject to a financing condition and the Bridge Loans do not backstop the equity portion of the purchase price or our equity commitments.
     The closing of the Frontier Acquisition is not subject to a financing condition. The Class C Unit Purchase Agreement, the proceeds of which are to fund a portion of the Frontier purchase price, is subject to certain closing conditions. Furthermore, the Bridge Loans commitment does not backstop the equity portion of the purchase price or our equity commitments from the Class C Unit Purchasers and the Bridge Loans would be subject to certain conditions prior to borrowings thereunder. Although obtaining the equity or debt financing is not a condition to the completion of the Frontier Acquisition, our failure to have sufficient funds available to pay the purchase price is likely to result in the failure of the Frontier Acquisition to be completed or could require us to sell assets in order to satisfy our obligations to close.
The representations, warranties, and indemnifications by Frontier are limited in the Frontier Purchase and Sale Agreement; as a result, the assumptions on which our estimates of future results of the Frontier Assets have been based may prove to be incorrect in a number of material ways, resulting in us not realizing the expected benefits of the Frontier Assets.
     The representations and warranties by Frontier are limited in the Frontier Purchase and Sale Agreement. In addition, the Frontier Purchase and Sale Agreement does not provide any indemnities other than those described above. As a result, the assumptions on which our estimates of future results of the Frontier Assets have been based may prove to be incorrect in a number of material ways, resulting in us not realizing our expected benefits of the Frontier Acquisition.
     We may not be able to achieve our current expansion plans for the Frontier Assets on economically viable terms, if at all. In connection with this expansion effort, we may encounter difficulties. These risks include the following:
•	unexpected operational events;

•	adverse weather conditions;

•	regulatory hurdles;

•	facility or equipment malfunctions or breakdowns;

•	a shortage of skilled labor; and

•	risks associated with subcontractors’ services, supplies, cost escalation and personnel.
Financing the Frontier Acquisition will substantially increase our leverage. We may not be able to obtain debt financing for the acquisition on expected or acceptable terms.
     We intend to finance the Frontier Acquisition and related fees and expenses with the proceeds of the issuance of equity and debt, including the private placement of Class C Units, and, to the extent necessary or desirable, with borrowing under our revolving credit facility, borrowings under the Bridge Loans, the issuance of senior unsecured notes and/or cash on hand. After completion of the Frontier Acquisition, we expect our total outstanding indebtedness will increase from approximately $284 million as of December 31, 2010 to at least $469 million. The increase in our indebtedness may reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditures or working capital needs.
     We intend to raise long term debt in advance of closing of the Frontier Acquisition. The assumptions underlying our estimate that the Frontier Acquisition will be accretive to our distributable cash flow per Common Unit includes assumptions about the interest rate we will be able to obtain in connection with such long term debt. We may not be able to obtain debt financing for the acquisition on expected or acceptable terms.
The acquisition of the Frontier Assets could expose us to additional unknown and contingent liabilities.
     The acquisition of the Frontier Assets could expose us to additional unknown and contingent liabilities. We have performed a certain level of due diligence in connection with the acquisition of the Frontier Assets and have attempted to verify the representations made by Frontier, but there may be unknown and contingent liabilities related to the Frontier Assets of which we are unaware. Frontier has not agreed to indemnify us for losses or claims relating to the operation of the business or otherwise except to the limited extent described above. There is a risk that we could ultimately be liable for unknown obligations relating to the Frontier Assets for which indemnification is not available, which could materially adversely affect our business, results of operations, financial condition, and ability to make cash distributions.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
2.1	Purchase and Sale Agreement by and between Frontier Gas Services, LLC and Crestwood Midstream Partners LP, dated as of February 18, 2011*

10.1	Class C Unit Purchase Agreement by and among Crestwood Midstream Partners LP and the purchasers named therein, dated as of February 18, 2011*

99.1	Press Release, dated February 18, 2011

99.2	Investor Presentation, dated February 22, 2011

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Partnership agrees to furnish supplementally a copy of the omitted schedules to the SEC upon request

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD MIDSTREAM PARTNERS LP
	By:	Crestwood Gas Services GP LLC,
its General Partner

	By:	/s/ William G. Manias
William G. Manias
Dated February 22, 2011		Senior Vice President and Chief Financial Officer

Exhibit Index
2.1	Purchase and Sale Agreement by and between Frontier Gas Services, LLC and Crestwood Midstream Partners LP, dated as of February 18, 2011*

10.1	Class C Unit Purchase Agreement by and among Crestwood Midstream Partners LP and the purchasers named therein, dated as of February 18, 2011*

99.1	Press Release, dated February 18, 2011

99.2	Investor Presentation, dated February 22, 2011

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Partnership agrees to furnish supplementally a copy of the omitted schedules to the SEC upon request